Exhibit ii

Everyone,

I am excited to report that, as announced early this morning, Volterra has entered into a definitive agreement to be acquired by Maxim Integrated Products in an all-cash transaction for $23 per share of Volterra stock, representing a 55% premium to Volterra’s closing stock price yesterday. This acquisition agreement, approved by both companies’ Boards of Directors represents an exceptional opportunity for the employees, customers, and shareholders of both Maxim and Volterra. We believe this combination could significantly accelerate the achievement of our long-term goals with complementary technologies and customer channels and a common focus and vision.

As the leader in analog integrations, Maxim is one of the largest analog systems companies with approximately 9,000 employees, 2012 fiscal revenues of $2.4 billion and a market cap in excess of $8 billion. Its product portfolio includes leadership in the consumer, industrial, communications and computing markets.

Our combined portfolio of products and system solutions would better serve a broader customer base with more complete offerings by bringing together the leaders of analog integration and power integration. Our combined products and solutions would enable our customers’ platforms with even greater differentiation, integration and performance. Together we could deliver to our customers a significantly superior solution to that of our competitors. We believe that our combined scale would increase our ability to quickly deliver products in higher volumes to enable our customers to aggressively introduce new and innovative products.

The companies’ expectation is to close the transaction in the fourth quarter of 2013 subject to required regulatory approvals and other customary closing conditions.

We will be holding an Employee Communications meeting today at 11:00 am PT in our large break room for our Fremont employees. US based employees outside of Fremont are encouraged to dial in for a “Go To Meeting”. I will introduce you to Tunc Doluca, President and CEO of Maxim, Matt Murphy, SVP of Communications and Automotive and Steve Yamasaki, VP of HR at Maxim. They will provide additional information about the announcement and our shared vision. We will have separate meetings for those of you located internationally. Our international locations will be notified separately of the date and time.

This is a very exciting day for Volterra as we take our next big step forward in building our business. I look forward to seeing you at the Employee Communications meeting and talking with some of our international teams within the next week. Jeff

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by phrases such as Maxim, Volterra or management of either company

“believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements herein that describe the proposed transaction, including its financial impact, and other statements of management’s beliefs, intentions or goals also are forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined companies or the price of Maxim or Volterra stock. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to: the ability of the parties to consummate the proposed merger and the satisfaction of the conditions precedent to consummation of the proposed merger, including the ability to secure regulatory approvals at all or in a timely manner; the ability of Maxim to successfully integrate Volterra’s operations, product lines and technology and realize additional opportunities for growth; the ability of Maxim to realize synergies in terms of growth and cost savings; and the other risks and important factors contained and identified in Maxim’s and Volterra’s most recent Annual Report on Form 10-K, and other SEC filings of the companies, that could cause actual results to differ materially from the forward-looking statements. All forward-looking statements included in this news release are made as of the date hereof, based on the information available to Maxim as of the date hereof, and Maxim assumes no obligation to update any forward-looking statement except as required by law.

Important Additional Information Will Be Filed with the U.S. Securities and Exchange Commission

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Volterra’s stock. Maxim has not commenced the tender offer for shares of Volterra’s stock described in this announcement. Upon commencement of the tender offer, Maxim will file with the U.S. Securities and Exchange Commission (SEC) a tender offer statement on Schedule TO and related exhibits, including an offer to purchase, letter of transmittal, and other related documents. Following commencement of the tender offer, Volterra will file with the SEC a solicitation/recommendation statement on Schedule 14D-9. Stockholders should read the offer to purchase and solicitation/recommendation statement and the tender offer statement on Schedule TO and related exhibits when such documents are filed and become available, as they will contain important information about the tender offer. Stockholders can obtain these documents when they are filed and become available free of charge from the SEC’s website at www.sec.gov or by contacting the investor relations departments of Maxim or Volterra at their respective email addresses included below.